UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/22/2009

EARTHLINK, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15605

Delaware	58-2511877
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1375 Peachtree St., Atlanta, Georgia 30309
(Address of principal executive offices, including zip code)

(404) 815-0770
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.    Material Impairments

On December 22, 2009, EarthLink, Inc. ("the Company") concluded that goodwill and certain intangible assets recorded as a result of its April 2006 acquisition of New Edge Networks (the "New Edge Acquisition") were impaired and that the Company will record a non-cash impairment charge related to its New Edge reporting unit for approximately $24 million in its fiscal fourth quarter ended December 31, 2009. The Company concluded that the current carrying value of its goodwill and trade names related to the New Edge Acquisition were impaired in conjunction with the Company's annual test of goodwill and intangible assets deemed to have indefinite lives. As such, there will be no remaining carrying value related to New Edge goodwill. The primary factor contributing to the impairment charge was continued sales pressure in the small to medium sized business market due to the economy, which adversely impacted the Company's long-range financial outlook. The charge is not expected to result in any current or future cash expenditures. The actual amount of the impairment charges will not be finalized until the Company has completed its impairment testing.

Additionally, during the quarter and year ended December 31, 2009, the Company concluded it will release approximately $190 million to $210 million of its valuation allowance related to its deferred tax assets. These deferred tax assets relate primarily to net operating loss carryforwards which the Company determined it will more likely than not be able to utilize due to the generation of sufficient taxable income in the future, primarily driven by the Consumer Services segment, and will be recorded as an income tax benefit in the Statement of Operations.

The net impact of the non-cash impairment charge and the partial release of the valuation allowance against its deferred tax assets will increase the Company's income from continuing operations for the quarter and year ended December 31, 2009 by approximately $166 million to $186 million. However, the net impact of the non-cash impairment charge and the partial release of the valuation allowance will not affect the Company's 2009 Adjusted EBITDA or free cash flow, which are non-GAAP financial measures and are not determined in accordance with U.S. generally accepted accounting principles. Adjusted EBITDA is defined as income (loss) from continuing operations before interest income (expense) and other, net, income taxes, depreciation and amortization, stock-based compensation, net losses of equity affiliate, gain (loss) on investments, net, facility exit and restructuring costs, and impairment of goodwill and intangible assets. Free cash flow is defined as income (loss) from continuing operations before interest income (expense) and other, net, income taxes, depreciation and amortization, stock-based compensation, net losses of equity affiliate, gain (loss) on investments, net, facility exit and restructuring costs, and impairment of goodwill and intangible assets, less cash used for purchases of property and equipment and purchases of subscriber bases.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK, INC.

Date: December 22, 2009	By:	/s/ Bradley A. Ferguson
Bradley A. Ferguson
Chief Financial Officer